Exhibit 10.37

SUPPLEMENTARY PENSION PLAN

FOR DESIGNATED MANAGEMENT EMPLOYEES

OF DOMTAR INC.

as in effect on January 1, 2001

Table of Contents

1)	Introduction	1

2)	Definitions	1

3)	Normal or Deferred Retirement	2

4)	Early Retirement	3

5)	Deferral of Early Retirement Pension	4

6)	Termination of Employment	4

7)	Optional Forms of Pension	5

8)	Death Before Commencement of Pension Payments	5

9)	Death After Commencement of Pension Payments	5

10)	Disability	5

11)	Administration	5

12)	Funding	6

13)	Non-Alienation of Benefits	6

14)	Conflicts or Inconsistencies	6

15)	Amendments	6

1.	Introduction

1.1	The present document constitutes the Supplementary Pension Plan for Designated Management Employees of Domtar Inc. and of its subsidiaries (“Domtar”), hereinafter called the “Supplementary Pension Plan”.

1.2	The purpose of the Supplementary Pension Plan is to provide Designated Management Employees of Domtar with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Domtar Pension Plan for Non-Negotiated Employees, hereinafter called the “Base Plan”.

2.	Definitions

2.1	Accrued Retirement Pension: at any date, the sum of (a) and (b) below:

(a)	the sum of (i) and (ii) below:

(i)	1.3% of the Management Employee’s Best Average First Level Earnings multiplied by the number of years of
Credited Service before January 1, 2000;

(ii)	2% of the Management Employee’s Best Average Second Level Earnings multiplied by the number of years of
Credited Service before January 1, 2000;

(b)	the sum of (iii) and (iv) below:

(iii)	1.5% of the Management Employee’s Best Average First Level Earnings multiplied by the number of years of
Credited Service from January 1, 2000;

(iv)	2% of the Management Employee’s Best Average Second Level Earnings multiplied by the number of years of
Credited Service from January 1, 2000.

2.2	Base Plan: the Domtar Pension Plan for Non-Negotiated Employees, as amended to January 1, 2000, and as may be further amended from time to time.

2.3	Board: the Board of Directors of Domtar Inc.

2.4	Committee: the Human Resources Committee of the Board of Directors of Domtar Inc.

2.5	Credited Service: shall, at any date whatsoever, have the meaning given to it by Article I of the Base Plan unless the Committee and the President and Chief Executive Officer agree on a start date, for the purpose of determining credited service under the Supplementary Pension Plan, that is different from the start date of the Base Plan.

2.6	Eligible Position: a position designated as such by the Committee upon recommendation of the President and Chief Executive Officer of Domtar Inc.

Supplementary Pension Plan for Designated Management Employees, as in effect on January 1, 2001	1

2.7	Other Pensions: the sum of all pensions to which the Designated Management Employee is entitled in accordance with any pension plan or retirement arrangement sponsored by Domtar, excluding pensions acquired in accordance with the Base Plan and the Supplementary Pension Plan. For the purposes of the present document, the amount of such Other Pensions at a certain date shall be the sum of the amounts under the normal form of payment, computed on an annual basis, to which the Designated Management Employee could have been entitled at such date in accordance with the different provisions of each affected pension plan or retirement arrangement regardless of whether the Designated Management Employee has elected to receive a portion or all of such Other Pensions in forms that have resulted in lower amounts.

2.8	Designated Management Employee: a management employee occupying an Eligible Position who is a participant of the Base Plan and who has been permitted by the Committee to participate in the Supplementary Pension Plan.

2.9	For the purposes of the present document, the terms and expressions listed below shall have the meaning given to them in Article I of the Base Plan:

•	Best Average Earnings

•	Best Average First Level Earnings

•	Best Average Second Level Earnings

•	Continuous Employment

•	Earnings

•	Normal Retirement Date

•	“Termination of Continuous Employment” or “Terminates Continuous Employment”

3.	Normal or Deferred Retirement

A Designated Management Employee who retires under the Base Plan on or beyond his Normal Retirement Date shall receive from Domtar, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) below:

(a)	his Accrued Retirement Pension, determined on his retirement date;

(b)	the sum of (i) and (ii) below:

(i)	for the years of Credited Service during which he participated to the DB Option of the Base Plan, the sum of the annual amount of the pension at Normal Retirement Date or of the pension at postponed retirement, as applicable, to which he is entitled on such date in accordance with the Base Plan, and the amount of all Other Pensions to which he is entitled on such date;

Supplementary Pension Plan for Designated Management Employees, as in effect on January 1, 2001	2

(ii)	for the years of Credited Service during which he participated to the DC Option of the Base Plan, the sum of the annual amount of the pension at Normal Retirement Date or of the pension at postponed retirement, as applicable, to which he would have been entitled under the Base Plan if he had participated to the DB Option of the Base Plan, and the amount of all Other Pensions to which he is entitled on such date.

If the Designated Management Employee commenced his participation to the Supplementary Pension Plan after January 1, 1998, his pension under the Supplementary Pension Plan shall be multiplied by the applicable percentage below:

Complete Years Since Appointment as a Designated Management Employee	Applicable Percentage
1	20%
2	40%
3	60%
4	80%
5 or more	100%

4.	Early Retirement

A Designated Management Employee who retires early under the Base Plan shall receive from Domtar, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) defined below:

(a)	his Accrued Retirement Pension, determined on his retirement date, reduced in the same manner as under the Base Plan;

(b)	the sum of (i) and (ii) below:

(i)	for the years of Credited Service during which he participated to the DB Option of the Base Plan, the sum of the annual early retirement pension amount to which he is entitled on such date in accordance with the Base Plan, and the amount of all Other Pensions to which he is entitled on such date;

(ii)	for the years of Credited Service during which he participated to the DC Option of the Base Plan, the sum of the annual early retirement pension amount to which he would have been entitled under the Base Plan if he had participated to the DB Option of the Base Plan, and the amount of all Other Pensions to which he is entitled on such date.

Supplementary Pension Plan for Designated Management Employees, as in effect on January 1, 2001	3

If the Designated Management Employee commenced his participation to the Supplementary Pension Plan after January 1, 1998, his pension under the Supplementary Pension Plan shall be multiplied by the applicable percentage below:

Complete Years Since Appointment as a Designated Management Employee	Applicable Percentage
1	20%
2	40%
3	60%
4	80%
5 or more	100%

5.	Deferral of Early Retirement Pension

A Designated Management Employee who retires early and who is entitled to a pension from the Supplementary Pension Plan under Article 4 above, may elect to defer the commencement of this pension until the first day of any calendar month preceding or coinciding with his Normal Retirement Date, provided he has chosen the same option for the early retirement pension to which he is entitled in accordance with the Base Plan.

In such event, the amount of pension to which he is entitled in accordance with the Supplementary Pension Plan shall be increased in the same manner as the amount of pension to which he is entitled in accordance with the Base Plan and the payment of both pensions shall commence on the same date.

6.	Termination of Employment

A Designated Management Employee who Terminates Continuous Employment before being eligible to early retirement under the Base Plan is not entitled to any benefit under the Supplementary Pension Plan.

7.	Normal Form of Pension

The normal form of pension payable under the Supplementary Pension Plan shall consist of monthly benefits payable in equal amounts starting on the first day of the month in which the Designated Management Employee commences retirement, and on the first day of every subsequent month for the life of the Designated Management Employee. If the Designated Management Employee dies before 60 monthly payments have been made, payments under the Supplementary Pension Plan shall continue until 60 monthly payments have been made.

Supplementary Pension Plan for Designated Management Employees, as in effect on January 1, 2001	4

For the purposes of Articles 3, 4, and 5 of the present document, the pension amount due in accordance with the Base Plan shall be that which corresponds to the normal form of pension and shall exclude the additional pension resulting from excess contributions of the Base Plan.

8.	Optional Forms of Pension

If a Designated Management Employee elects (or is deemed to have elected) to receive the pension to which he is entitled in accordance with the Base Plan under an optional form of payment provided by the Base Plan, he will be assumed to have elected the same option for the payment of the pension due in accordance with the Supplementary Pension Plan.

In this event, the payment of the pension due in accordance with the Supplementary Pension Plan shall be made following the terms and conditions applicable under the Base Plan for the optional form of pension elected (or deemed to have been elected).

9.	Death Before Commencement of Pension Payments

If a Designated Management Employee dies before the commencement of his pension payments, determined in accordance with Articles 3, 4 or 5, as applicable, no benefit shall be payable nor due in accordance with the Supplementary Pension Plan.

10.	Death After Commencement of Pension Payments

Subject to Article 8, if the Designated Management Employee dies after payment of his pension, determined in accordance with Articles 3, 4 or 5, as applicable, has commenced, the death benefits shall be determined in accordance with the normal form of pension as described in Article 7.

11.	Disability

A Designated Management Employee who is considered disabled under the Base Plan, and who continues, on that basis, to accrue Credited Service and pension credits under that Plan, shall continue to accrue Credited Service for the purposes of the Supplementary

Pension Plan.

For the purposes of the Supplementary Pension Plan, a disabled Designated Management Employee is deemed to have retired on the date he retired under the Base Plan.

12.	Administration

The Committee is responsible for the administration of the Supplementary Pension Plan, the supervision of its application and the interpretation of its provisions. The Committee may, at its discretion, approve other settlement options of benefits payable under this Plan.

Supplementary Pension Plan for Designated Management Employees, as in effect on January 1, 2001	5

13.	Funding

The Supplementary Pension Plan is not funded. All benefits payable under the Supplementary Pension Plan are paid from the general funds of Domtar Inc.

14.	Non-Alienation of Benefits

No benefit payable under the provisions of the Supplementary Pension Plan shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

15.	Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the Supplementary Pension Plan and the provisions of the Base Plan, the provisions of the Supplementary Pension Plan shall prevail.

16.	Amendments

Domtar Inc. or the Committee on the recommendation of the President and Chief Executive Officer reserve the right to amend or terminate the Supplementary Pension Plan at any time. No change or termination shall adversely affect any benefits that have accrued up to the effective date of such change.

Supplementary Pension Plan for Designated Management Employees, as in effect on January 1, 2001	6